Exhibit 10.30
RESTRICTED STOCK AGREEMENT
Award Details:

Participant:

Number of Shares of Restricted Stock:

Performance Period:	February 7, 2011 through January 31, 2014
Date of Grant:	February 7, 2011
Fair Market Value (at close of business on Date of Grant):	$

Agreement:
     This Restricted Stock Agreement (the “Agreement”) is entered into effective as of the Date of Grant between the Participant and The St. Joe Company, a Florida corporation (the “Company”), pursuant to the Company’s 2009 Equity Incentive Plan (the “Plan”).
     WHEREAS, the Company desires to grant, and the Participant desires to receive, an Award of Restricted Stock pursuant and subject to the terms and conditions of the Plan and this Agreement (the “Award”).
     NOW, THEREFORE, the Participant and the Company hereby agree as follows:
     1. The Plan, Award Details and Defined Terms. The provisions of the Plan and the Award Details listed above are incorporated into this Agreement by reference. Capitalized terms used but not defined in this Agreement or the Award Details set forth above shall have the meanings ascribed to them in the Plan.
     2. Grant of Restricted Stock. As of the Date of Grant, the Company hereby grants to the Participant the number of shares of Restricted Stock set forth in the Award Details above (the “Restricted Stock”), subject to the terms and conditions of the Plan and this Agreement.
     3. Vesting and Forfeiture of Restricted Stock. The Restricted Stock shall vest, or shall be forfeited, in whole or in part, as provided on Exhibit A attached hereto.
     4. Restrictions on Transfer of Restricted Stock. None of the Restricted Stock shall be sold, transferred, pledged, assigned or otherwise alienated or hypothecated by the Participant, other than upon the Participant’s death to a beneficiary in accordance with the Plan or by will or the laws of descent and distribution. Participant agrees not to sell, transfer, pledge, assign or otherwise alienate or hypothecate any shares of Common Stock acquired upon the vesting of the Restricted Stock if applicable laws or Company policies prohibit any such action.
     5. Delivery of Title to Shares. Subject to any governing rules or regulations, the Company shall deliver any shares of Common Stock acquired in connection with the vesting of the Restricted Stock to or for the benefit of the Participant either (a) by delivering to the

Participant evidence of book entry shares of Common Stock credited to the account of the Participant, or (b) by depositing such shares of Common Stock for the benefit of the Participant with a broker designated by the Company. The Company shall not be required to issue stock certificates for any shares of Common Stock acquired in connection with the vesting of the Restricted Stock.
     6. Rights of a Shareholder. The Participant shall have all of the rights of a shareholder of the Company with respect to the shares of Restricted Stock, including the right to vote the shares and receive dividends and other distributions with respect thereto.
     7. Administration by the Committee. The Plan, this Agreement and the Restricted Stock shall be subject to such administrative procedures and rules as the Committee shall adopt. Decisions of the Committee on all matters relating to the Plan, this Agreement and the Restricted Stock shall be in the Committee’s sole discretion and shall be conclusive and binding on all parties.
      8. Compliance with Law and Regulations. The Plan, this Agreement and the Restricted Stock shall be subject to all applicable federal and state laws, rules, and regulations and to such approvals by any government or regulatory agency as may be required. The Company shall have no liability to deliver any shares in connection with the Award or make any other distribution of the benefits under the Award unless such delivery or distribution would comply with all applicable state, federal and foreign laws (including, without limitation and if applicable, the requirements of the Securities Act of 1933), and any applicable requirements of any securities exchange or similar entity and under any blue sky or other securities laws. As a condition precedent to the issuance of shares of Common Stock in connection with an Award, the Company may require the Participant to take any reasonable action to meet such requirements.
     9. Company Policies. Participant agrees that he or she has read and will comply with the Company’s Insider Trading Policy as described in its Code of Conduct. A copy of the Code of Conduct is available by contacting the Company’s Human Resources Department or by accessing the Human Resources section of the Company’s intranet.
      10. Adjustments. If any change in corporate capitalization (such as a stock split, reverse stock split, stock dividend, combination or reclassification of shares, or any other similar transaction; or a recapitalization, repurchase, rights offering, reorganization, merger, consolidation, combination, exchange of shares, spin-off, spin-out or other distribution of assets to shareholders or other similar corporate transaction or event) results in the outstanding shares of Common Stock, or any securities exchanged therefore or received in their place, being exchanged for a different number or class of shares or other securities of the Company, or for shares of stock or other securities of any other corporation (or new, different or additional shares or other securities of the Company or of any other corporation being received by the holders of outstanding shares of Common Stock), or a material change in the value of the outstanding shares of Common Stock as a result of the change, transaction or distribution, then the Committee shall make equitable adjustments, as it determines are necessary and appropriate to prevent the enlargement or dilution of benefits intended to be made available under the Award.

     11. Tax Matters.
          (a) Participant shall be liable for any and all taxes, including withholding taxes, arising out of this Award or the vesting of Restricted Stock hereunder. The Company shall have the right to deduct from any and all payments made in connection with the Award, or to require the Participant, through payroll withholding, cash payment or otherwise, to make adequate provision for, the federal, state, local and foreign taxes, if any, required by law to be withheld by the Company with respect to the Award or the shares acquired pursuant thereto. The Company shall have no obligation to deliver shares of Common Stock issuable to the Participant upon the vesting of the Restricted Stock until the Company’s tax withholding obligations have been satisfied by the Participant.
          (b) The Company shall have the right, but not the obligation, to deduct from the shares of Common Stock issuable to the Participant upon the vesting of the Restricted Stock, or to accept from the Participant the tender of, a number of whole shares of Common Stock having a Fair Market Value equal to all or any part of the tax withholding obligations of the Company. The Fair Market Value of any shares of Common Stock withheld or tendered to satisfy any such tax withholding obligations shall not exceed the minimum amount of tax required to be withheld with respect to the transaction.
          (c) Participant acknowledges that, at his or her option, Participant (i) shall be entitled to make an election permitted under section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), to include in gross income in the taxable year in which the Restricted Stock is granted, the Fair Market Value of such shares on the Date of Grant, notwithstanding that such shares may be subject to a substantial risk of forfeiture within the meaning of the Code, or (ii) may elect to include in gross income the Fair Market Value of the Restricted Stock as of the date on which such restriction lapses. The Participant agrees to give the Company’s Human Resources Department prompt written notice of any election made by such Participant under Code Section 83(b).
     12. No Implied Rights. Nothing in the Plan or this Agreement shall confer upon the Participant any right to continue in the employ of the Company or any Subsidiary, or interfere in any way with the right of the Company or any Subsidiary to terminate the Participant’s employment relationship at any time.
      13. Governing Law. To the extent not preempted by federal law, this Agreement shall be construed in accordance with and governed by the laws of the State of Florida, without giving effect to any choice of law provisions.
      14. Participant’s Access to the Plan. Participant may obtain a copy of the Plan by contacting the Company’s Human Resources Department or by accessing the Human Resources section of the Company’s intranet.
      15. Entire Agreement. This Agreement and the Plan constitute the entire understanding and agreement between Participant and the Company regarding this Award.

Participant acknowledges that any other agreement, statement, understanding or promise with respect to the Award, whether oral or in writing, not contained in this Agreement or the Plan shall not be valid or binding. Any modification of or amendment to this Agreement shall be effective only if it is in writing and signed by both parties, except as otherwise provided in Article 13 of the Plan.
     IN WITNESS WHEREOF, the Company and Participant have caused this Agreement to be duly executed on the dates set forth below.

PARTICIPANT

Date
Participant Signature

THE ST. JOE COMPANY

Date	By:	Rusty Bozman
Vice President — Corporate Development

EXHIBIT A
VESTING OF RESTRICTED STOCK
1. Vesting of Restricted Stock.
     The number of shares of Restricted Stock that shall vest under this Agreement shall be based upon the following Performance Measure: the Company’s Total Shareholder Return as compared to the Total Shareholder Returns of the Company’s Peer Groups during the Performance Period, as further described below. Upon (i) the expiration of the Performance Period, and (ii) the Committee’s determination and certification of the extent to which the Performance Goal has been achieved, the Participant shall become vested in the number of shares of Restricted Stock that corresponds to the level of achievement of the Performance Goal set forth below that is certified by the Committee. Such determination and certification shall occur no later than sixty (60) days after the conclusion of the Performance Period. If the Participant’s employment terminates prior to the end of the Performance Period, all shares of Restricted Stock shall automatically be forfeited as of the date of the Participant’s termination of employment; provided, however, that the Participant may be eligible to receive a cash payment as described in Section 2 below.
Determination of Peer Groups:
     The “Peer Groups” used for purposes of this Exhibit A shall be those companies included in each of (1) a custom peer group consisting of the companies set forth on Exhibit B (the “Custom Real Estate Group”) and (2) the S&P 500 Index (the “S&P 500 Group”), on the first day of the Performance Period, subject to change as described below. The Custom Real Estate Group shall be weighted as 60% of the final vesting calculation described below, and the S&P 500 Group shall be weighted as 40% of the final vesting calculation described below.
     If a company in a Peer Group experiences a bankruptcy event during the Performance Period, the company will remain in the Peer Group and its stock price will continue to be tracked for purposes of the Total Shareholder Return calculation. If the company is subsequently acquired or goes private, the provisions below will apply. If the company liquidates, the company will remain in the Peer Group and its Ending Stock Price will be reduced to zero.
     If a company in a Peer Group is acquired by another company in the same Peer Group, the acquired company will be removed from the Peer Group and the surviving company will remain in the Peer Group.
     If a company in a Peer Group is acquired by a company not in the same Peer Group, the acquired company will remain in the Peer Group, and its Ending Stock Price will be equal to the value per share of the consideration paid to the shareholders of the acquired company in the transaction. The surviving company in such transaction will not be added to the Peer Group.
     If a company in a Peer Group ceases to be a public company due to a going private transaction, the company will remain in the Peer Group, and its Ending Stock Price shall be equal to the value per share of the consideration paid to the shareholders of the target company in the transaction.
     Changes in the S&P 500 Index and the Custom Real Estate Group during the Performance Period will not affect the Peer Groups, except as described above.
Calculation of Total Shareholder Return:
     “Total Shareholder Return” for the Company and each company in the Peer Groups shall include dividends paid and shall be determined as follows:

Total Shareholder Return	=	Change in Stock Price + Dividends Paid
Beginning Stock Price
     “Beginning Stock Price” shall mean the average closing sale price of one (1) share of common stock for the ten (10) trading days immediately prior to the first day of the Performance Period. The Beginning Stock Price shall be appropriately adjusted to reflect any stock splits, reverse stock splits or stock dividends during the Performance Period. Such closing sale prices shall be as reported on the New York Stock Exchange, such other national securities exchange, or as reported by an applicable automated quotation system, the OTC Bulletin Board, or otherwise, as applicable.
     “Change in Stock Price” shall mean the difference between the Ending Stock Price and the Beginning Stock Price.
     “Dividends Paid” shall mean the total of all cash and in-kind dividends paid on one (1) share of stock during the Performance Period.
     “Ending Stock Price” shall mean the average of the thirty-six month-end closing sale prices of one (1) share of common stock for each month during the Performance Period completed immediately prior to the last day of the Performance Period, except as otherwise provided under “Determination of Peer Groups” above. Such closing sale prices shall be as reported on the New York Stock Exchange, such other national securities exchange, or as reported by an applicable automated quotation system, the OTC Bulletin Board, or otherwise, as applicable.
     “Performance Period” shall mean the period commencing on February 7, 2011, and ending on January 31, 2014.
Calculation of Weighted Average Percentile Rank:
     Following the Total Shareholder Return determination for the Company and the companies in each Peer Group, the “Company Rank” for each Peer Group shall be determined by listing each company in each Peer Group (including the Company) from highest Total Shareholder Return to lowest Total Shareholder Return and counting up to the Company from the company with the lowest Total Shareholder Return.

     The Company’s separate “Percentile Rank” for each Peer Group shall then be determined as follows:

Percentile		Company Rank in each Peer Group
Rank for	=	Total Number of companies in each Peer
each Peer		Group including the Company
Group
      The Company’s “Weighted Average Percentile Rank” shall then be calculated as the sum of (i) the Company’s Percentile Rank in the Custom Real Estate Group multiplied by 60%, and (ii) the Company’s Percentile Rank in the S&P 500 Group multiplied by 40%. For example, at the conclusion of the Performance Period, if the Company’s Percentile Rank in the Custom Real Estate Group were 65%, and the Company’s Percentile Rank in the S&P 500 Group were 50%, the Company’s Weighted Average Percentile Rank would be calculated as follows: [(.65 x .60) + (.50 x .40)] x 100 = 59%.
Calculation of Number of Vested Shares of Restricted Stock:
     The percent of shares of Restricted Stock that vest shall then be determined based on the following chart:

Company's Weighted Average	Percent of Shares of
Percentile Rank	Restricted Stock to Vest

75th and above	100%
70th	90%
65th	80%
60th	70%
55th	60%
50th	50%
45th	42.5%
40th	35%
35th	27.5%
30th	20%
25th	12.5%
Below 25th	0%
Interpolation shall be used to determine the percent of shares of Restricted Stock that vest in the event the Company’s Weighted Average Percentile Rank does not fall directly on one of the ranks listed in the above chart. Once the percent of shares of Restricted Stock to vest has been determined, the percent shall be multiplied by the number of shares of Restricted Stock awarded to determine the actual number of shares of Restricted Stock that vest, rounded to the next highest whole share. All shares of Restricted Stock that do not vest in accordance with this Exhibit A shall be automatically forfeited.
2. Termination Provisions.
     (a) Generally. The Restricted Stock awarded under this Agreement shall vest only if the Participant’s employment with the Company is continuous (as defined below) through the end of the Performance Period.
     (b) Death, Disability or Retirement. If prior to the end of the Performance Period, a Participant ceases to be an Employee due to death, Disability or Retirement, all Restricted Stock awarded under this Agreement shall be forfeited immediately. Notwithstanding the foregoing, however, a Participant subject to any of the foregoing events shall be eligible to receive a cash payment based on the Fair Market Value of a pro rata portion of their shares of Restricted Stock that would have vested at the end of the Performance Period, which payment, if any, shall be made after the conclusion of the Performance Period. The determination of a cash payment, if any, made by the Committee pursuant to this Section 2(b) shall be made at the same time as the vesting determination shall be made for Participants who remained employed by the Company through the last day of the Performance Period. The cash payment, if any, shall be determined by multiplying the number of shares of Restricted Stock that would have vested had the Participant remained employed through the last day of the Performance Period by a fraction, the numerator of which is equal to the number of days of the Performance Period that the Participant was employed by the Company, and the denominator of which is the number of days in the Performance Period, multiplied by the closing price of a share of Company Common Stock on the date that the vesting determination is made by the Committee. Any cash payment shall be paid by the Company within thirty (30) days following the Committee’s vesting determination.
     (1) For purposes of this Exhibit A, “Retirement” shall mean (i) a voluntary termination of employment with the Company and all Subsidiaries by the Participant after the Participant has completed five (5) years of continuous service and attainment of age 55, or (ii) as otherwise determined by the Committee. A Participant shall not be “retired” for purposes of this definition if the Participant performs, or plans to perform, services (as an employee, independent contractor or in another capacity) on a substantially full-time basis (as determined by the Committee) for any third party.
     (2) A Participant’s service remains “continuous” for purposes of vesting under this Exhibit A even if the Participant goes on military leave, sick leave, or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of service is required by the terms of the leave or by applicable law. However, the Participant must return to active work promptly, for a substantial period of time, upon the termination of such approved leave, or an interruption of service will be deemed to have occurred as of the date such leave began.
     (c) Other Termination of Employment. If prior to the end of the Performance Period, the Participant ceases to be an Employee for any reason other than death, Disability or

Retirement, the shares of Restricted Stock that are not vested on the date of such termination shall be forfeited immediately upon such termination without any payment to the Participant.
     (d) Change in Control. In the event of a Change in Control of the Company, the shares of Restricted Stock that are not vested will vest according to the greater of (i) 50% of the shares granted or (ii) the Company’s Total Shareholder Return as compared to the Total Shareholder Returns of the Peer Groups and determined in accordance with Section 1, with the Performance Period ending on the date of the Change in Control. If prior to a Change in Control occurring during the Performance Period, a Participant ceases to be an Employee due to death, Disability or Retirement, the Participant shall be eligible to receive a cash payment under this Section 2(d) in an amount determined by multiplying the total number of shares of Restricted Stock (prior to forfeiture pursuant to Section 2(b) above) by a fraction, the numerator of which is equal to the number of days of the Performance Period that the Participant was an Employee, and the denominator of which is the number of days in the Performance Period, multiplied by the closing price of a share of Company Common Stock on the date of the Change in Control, or if the Company ceases to be a publicly traded company as a result of the Change in Control, the amount of the consideration paid for each share of outstanding Common Stock of the Company in connection with the Change in Control. Any cash payment shall be paid by the Company or its successor within thirty (30) days following the date of the Change in Control. If a cash payment is made to the Participant pursuant to this Section 2(d), the Participant shall not receive a cash payment pursuant to Section 2(b).
     (e) Section 409A Compliance. Notwithstanding any provision to the contrary in this Agreement, with respect to a Participant who ceases to be an Employee prior to the end of the Performance Period on account of either Disability or Retirement, and thereafter becomes entitled to a payment under Sections 2(b) or 2(d) of this Exhibit A, if such Participant was a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code as of the date of the termination of such Participant’s employment, then any cash amounts payable under Section 2(b) or 2(d) shall be paid instead to the Participant on the later of (x) the date on which a cash payment, if any, would otherwise be paid to the Participant pursuant to the terms of Section 2(b) or 2(d), and (y) the date which is six months following the Participant’s date of termination, and not before. Furthermore, notwithstanding any provision to the contrary in this Agreement, with respect to a Participant who, prior to the end of the Performance Period, ceases to be an Employee due to death, Disability or Retirement, and thereafter a Change in Control occurs, the Participant shall not be eligible to receive any cash payment pursuant to Section 2(d) if the Change in Control does not also qualify as a change in the ownership or effective control of a corporation or a change in the ownership of a substantial portion of the assets of a corporation for purposes of Section 409A(a)(2)(A)(v) of the Code and the applicable Treasury regulations under that section. If, pursuant to the preceding sentence, a Change in Control occurs but fails to qualify as a Qualifying Change of Control, the terms of this Agreement shall remain in effect after the date of such Change in Control, and the Participant shall remain eligible for a cash payment at the end of the Performance Period pursuant to Section 2(b) or upon a subsequent Change in Control that also qualifies as a Qualifying Change of Control pursuant to Section 2(d), in each case subject to and in accordance with the terms and conditions of this Agreement.

EXHIBIT B
CUSTOM REAL ESTATE GROUP

Name	Ticker Symbol
AMB Property Corporation	AMB
Developers Diversified Realty Corporation	DDR
Duke Realty Corporation	DRE
Highwoods Properties, Inc.	HIW
Jones Lang LaSalle Incorporated	JLL
Kimco Realty Corporation	KIM
The Macerich Company	MAC
MDC Holdings Inc.	MDC
NVR, Inc.	NVR
Plum Creek Timber Company, Inc.	PCL
Regency Centers Corporation	REG
Rayonier Inc.	RYN
Toll Brothers Inc.	TOL
WP Carey & Co. LLC	WPC